Exhibit 99.1
DATE: February 15, 2011
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS CONFIRMS FOURTH QUARTER REVENUE AND FINISHES 2010 WITH STRONG FINANCIAL PERFORMANCE
•	Fourth quarter revenue of $147.0 million grows 0.7%; 4.0% growth excluding impact of currency and previously divested Uterine Health product line

•	Fourth quarter non-GAAP adjusted EPS of $0.40 grows 14.3% over prior year; GAAP EPS of $0.35 grows 16.7% over prior year

•	Continued strong cash generation drives retirement of senior secured debt in the fourth quarter
MINNEAPOLIS, February 15, 2011 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) confirmed previously reported revenue of $147.0 million for the fourth quarter of 2010, a 0.7 percent increase over sales of $146.0 million in the comparable quarter of 2009. Adjusting for the negative impact of the stronger U.S. dollar in the fourth quarter of 2010 results in growth of 1.7 percent over the same quarter last year. Further adjusting revenue for the impact of the Her Option® uterine health product line, which was sold during the first quarter of 2010, results in constant currency revenue growth of 4.0 percent. Full year 2010 revenue of $542.3 million grew 4.4 percent over 2009 revenue of $519.3 million. Adjusting for the impact of foreign currency fluctuations, which was negative $0.1 million, and the impact of the Her Option® uterine health product line divestiture results in 2010 constant currency revenue growth of 5.9% over 2009.
Men’s Health sales of $65.2 million in the fourth quarter represented an increase of 2.7 percent on a reported basis compared to the same quarter last year, and grew 4.1 percent on a constant currency basis, with growth in the erectile restoration and male continence product lines roughly equal. The BPH Therapy business declined 2.1 percent on a reported basis and 1.0 percent on a constant currency basis to $32.6 million for the quarter. BPH Therapy sales were led by an enthusiastic response to the new GreenLight™ XPS console, offset by a decline in fiber sales due to limited availability of the recently launched MoXy™ Liquid Cooled Fiber and challenging international markets. The Women’s Health business increased 6.7 percent on a reported basis and 7.4 percent on a constant currency basis to $48.8 million in the fourth quarter. The female continence product line benefited from the recent introduction of the MiniArc® Precise Single-Incision Sling System for the treatment of female stress urinary incontinence, and the pelvic floor repair product line continued its strong performance driven by the success of both the Elevate® anterior and posterior systems.
The Company reported fourth quarter net income of $27.2 million, or $0.35 per share. This compares to net income in the same quarter last year of $22.3 million, or $0.30 per share, a growth of 16.7 percent. Non-GAAP adjusted earnings per share of $0.40 compares to $0.35 per share in the same quarter last year, a growth of 14.3 percent, finishing two cents above the top of guidance for the quarter. Full year 2010 net income of $87.0 million, or $1.12 per share, compares to full year 2009 income of $84.8 million, or $1.14 per share, a decline of 1.8 percent. Non-GAAP adjusted earnings per share for 2010 of $1.30 grew 12.1 percent over 2009 non-GAAP adjusted earnings per share of $1.16. Non-GAAP adjusted earnings per share excludes the

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February 15, 2011

impact of the amortization of intangible assets and amortization of financing costs, both significant non-cash items affecting comparability to other companies. Full year non-GAAP adjusted earnings per share in 2010 also excludes the gain on the sale of the Her Option® Uterine Health product line and in 2009 also excludes the respective gains on extinguishment of debt and sale of the Ovion technology. A reconciliation of reported net income to non-GAAP adjusted net income for all periods is provided in the attached schedules.
Tony Bihl, Chief Executive Officer, stated, “2010 was another record year of sales and earnings, including solid performance in the fourth quarter, particularly in the U.S., where revenues grew 7.4 percent. Our healthy growth in non-GAAP earnings per share of 14.3 percent in the fourth quarter is again reflective of our solid financial performance throughout 2010.” Mr. Bihl further commented, “We are pleased to report that as a result of consistently strong cash management, we celebrated a significant milestone event in the fourth quarter; the retirement of our senior secured debt, further strengthening our balance sheet.”
Outlook
The Company estimates 2011 revenue will be in the range of $555 million to $575 million and first quarter 2011 revenue in the range of $135 to $139 million. This guidance assumes foreign currency exchange rates remain constant with current rates.
Consistent with 2010, the Company has two significant non-cash charges in GAAP earnings that create inconsistencies in comparisons to many other companies; amortization of financing costs and amortization of intangible assets. In addition, in 2011 the Company will incur start-up costs in connection with the expansion of manufacturing capacity internationally, which will be incremental to on-going operations. Accordingly, the Company guides to non-GAAP adjusted earnings per share, which the Company defines as GAAP earnings per share excluding the impact of amortization of intangible assets and amortization of financing costs and in 2011, excluding the impact of start-up costs of global manufacturing expansion.
The Company estimates 2011 non-GAAP adjusted earnings per share will be in the range of $1.32 to $1.39 and first quarter 2011 non-GAAP adjusted earnings per share will be in the range of $0.29 to $0.32. This guidance excludes the impact of amortization of intangible assets which is approximately $0.09 and $0.025 per share for the full year 2011 and the first quarter, respectively, amortization of financing costs, which is approximately $0.11 and $0.025 for the full year 2011 and the first quarter, respectively, and the impact of start-up costs of global manufacturing expansion, which is approximately $5.0 million and $1.0 million, for the full year 2011 and the first quarter, respectively, or approximately $0.05 and $0.01 per share in 2011 and the first quarter, respectively. Guidance for both periods also excludes the impact of any unusual non-recurring items that could occur, such as gain or loss on early debt extinguishments, sale of non-strategic assets or in-process research and development charges (IPRD) on milestone payments related to prior acquisitions.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), management provides non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates because management believes that in order to properly understand the Company’s short-term and long-term financial trends and for purposes of comparability to other companies, investors may wish to consider the impact of certain adjustments (such as gain or loss on extinguishment of debt, gain or loss on sale of non-strategic assets, IPRD charges, amortization of intangible assets, amortization of financing costs,

American Medical Systems
February 15, 2011

start-up costs of global manufacturing expansion and related income tax adjustments and the impact of foreign currency translation on reported revenue). These adjustments result from facts and circumstances (such as acquisition, business development and expansion activities and other non-recurring items) that vary in frequency and impact on the Company’s results of operations, represent significant items, which when excluded provide a useful measure to determine the health of the business and earnings by the business before significant non-cash charges and costs of a start-up nature or in the case of foreign currency translation, are highly variable and difficult to predict. Management uses non-GAAP adjusted net income, non-GAAP adjusted earnings per share and constant currency revenue growth rates to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consistent basis.
A reconciliation of net income and revenue growth rate percentages, the GAAP measure most directly comparable to non-GAAP adjusted earnings per share and constant currency revenue growth rates, respectively, are provided on the attached schedules.
Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.
Earnings Call Information
American Medical Systems will host a conference call on Tuesday, February 15, 2011 at 5:00 p.m. eastern time to discuss its 2010 fourth quarter and full year results. The Company will provide additional guidance for 2011 on this call. To listen to a live web cast of this conference call, access the web cast link at www.AMMD.com. Those without internet access may join the call from within the U.S. by dialing 877-312-4897; outside the U.S., dial 970-315-0301, and reference conference ID # 36574073.
A replay of the call will be available through the Company’s corporate website at www.AMMD.com, beginning three hours after the completion of the call and for 90 days following the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to treat incontinence, erectile dysfunction, benign prostatic hyperplasia (BPH), pelvic floor prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 340,000 patients in 2010.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-

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February 15, 2011

looking statements are subject to risks and uncertainties such as successfully competing against competitors, timing and success of new product introductions; clinical and regulatory matters; current worldwide economic conditions, global healthcare reform, changes in and adoption of reimbursement rates; physician acceptance, endorsement, and use of AMS products; potential product recalls or technological obsolescence; patient acceptance of the Company’s products and therapies; factors impacting the stock market and share price and its impact on the dilution of convertible securities; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; loss or impairment of a principal manufacturing facility; adequate protection of the Company’s intellectual property rights; product liability claims; successfully managing debt leverage and related credit facility financial covenants; currency and other economic risks inherent in selling our products internationally and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2009 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Anthony Bihl
President and Chief Executive Officer
952-930-6334
Tony.Bihl@AmericanMedicalSystems.com

American Medical Systems
February 15, 2011

American Medical Systems Holdings, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$146,993	$146,013	$542,316	$519,270
Cost of sales	25,321	25,977	91,116	92,211

Gross profit	121,672	120,036	451,200	427,059

Operating expenses
Selling, general and administrative	58,646	57,462	230,931	219,050
Research and development	13,391	14,354	53,367	52,765
Amortization of intangibles	3,038	3,137	12,168	13,161

Total operating expenses	75,075	74,953	296,466	284,976

Operating income	46,597	45,083	154,734	142,083

Other (expense) income
Royalty income	51	305	559	3,073
Interest expense	(3,181)	(4,586)	(14,048)	(19,636)
Amortization of financing costs	(3,535)	(3,440)	(14,077)	(15,790)
Gain on extinguishment of debt	—	—	—	10,125
Gain on sale of non-strategic assets	—	—	7,719	17,446
Other (expense) income	(855)	(2,364)	997	(1,266)

Total other (expense) income	(7,520)	(10,085)	(18,850)	(6,048)

Income before income taxes	39,077	34,998	135,884	136,035

Provision for income taxes	11,864	12,726	48,874	51,197

Net income	$27,213	$22,272	$87,010	$84,838

Net income per share
Basic net income	$0.36	$0.30	$1.15	$1.14
Diluted net income	0.35	0.30	1.12	1.14

Weighted average common shares used in calculation
Basic	76,507	74,500	75,847	74,097
Diluted	77,522	75,412	77,632	74,675

American Medical Systems
February 15, 2011

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	January 1, 2011	January 2, 2010
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$77,815	$50,538
Accounts receivable, net	98,518	102,590
Inventories, net	33,789	30,276
Other current assets	22,305	20,937

Total current assets	232,427	204,341

Property, plant and equipment, net	41,405	44,120
Goodwill and intangibles, net	774,501	792,467
Other long-term assets	5,101	6,223

Total assets	$1,053,434	$1,047,151

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$8,833	$9,114
Accrued liabilities and taxes	60,719	62,151

Total current liabilities	69,552	71,265

Debt and other long term liabilities	315,321	430,527

Total liabilities	384,873	501,792

Stockholders’ equity	668,561	545,359

Total liabilities and stockholders’ equity	$1,053,434	$1,047,151

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February 15, 2011

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	January 1, 2011	January 2, 2010
	(Unaudited)
Cash flows from operating activities
Net income	$87,010	$84,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including deferred financing costs	35,684	38,976
Gain on extinguishment of debt	—	(10,125)
Gain on sale of non-strategic assets	(7,719)	(17,446)
Stock-based compensation	8,656	8,988
Other adjustments, including changes in operating assets and liabilities	(7,689)	17,565

Net cash provided by operating activities	115,942	122,796

Cash flows from investing activities
Purchase of property, plant and equipment	(7,045)	(5,865)
Purchase of other intangibles	(3,149)	(5,927)
(Purchase) sale of short term investments, net	(41,442)	11,935
Sale of non-strategic assets, net	19,043	18,982
Other cash flows from investing activities	76	(556)

Net cash (used in) provided by investing activities	(32,517)	18,569

Cash flows from financing activities
Payments on senior secured credit facility	(125,307)	(103,510)
Repurchase of convertible senior subordinated notes	—	(21,125)
Debt issuance costs	—	(7,697)
Other cash flows from financing activities	28,180	10,756

Net cash used in financing activities	(97,127)	(121,576)

Effect of currency exchange rates on cash and cash equivalents	(487)	(761)

Net (decrease) increase in cash and cash equivalents	(14,189)	19,028

Cash and cash equivalents at beginning of period	30,670	11,642

Cash and cash equivalents at end of period	$16,481	$30,670

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February 15, 2011

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended		Constant Currency Growth Reconciliation (a)
					Percent Growth
			Percent	Currency	at Constant
	January 1, 2011	January 2, 2010	Growth	Impact	Currency
Sales
Men’s health	$65,221	$63,504	2.7%	$(866)	4.1%
BPH therapy	32,615	33,309	-2.1%	(364)	-1.0%
Women’s health	48,816	45,750	6.7%	(335)	7.4%

Sub-total	146,652	142,563	2.9%	(1,565)	4.0%

Uterine health (b)	341	3,450	-90.1%	—	-90.1%

Total	$146,993	$146,013	0.7%	$(1,565)	1.7%

Geography
United States	$106,491	$99,112	7.4%	$—	7.4%
International	40,161	43,451	-7.6%	(1,565)	-4.0%

Sub-total	146,652	142,563	2.9%	(1,565)	4.0%

United States-Uterine health (b)	341	3,450	-90.1%	—	-90.1%

Total	$146,993	$146,013	0.7%	$(1,565)	1.7%

Percent of total sales
Men’s health	44%	43%
BPH therapy	22%	23%
Women’s health	33%	31%

Sub-total	100%	98%

Uterine health (b)	0%	2%

Total	100%	100%

Geography
United States	73%	70%
International	27%	30%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

(b)	The uterine health product line, Her Option® was sold in February, 2010. Revenues in the fourth quarter of 2010 include revenue earned as part of the product supply agreement, which was part of the divestiture agreement with CooperSurgical, Inc.

American Medical Systems
February 15, 2011

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

	Twelve Months Ended		Constant Currency Growth Reconciliation (a)
					Percent Growth
			Percent	Currency	at Constant
	January 1, 2011	January 2, 2010	Growth	Impact	Currency
Sales
Men’s health	$246,238	$234,594	5.0%	$(216)	5.1%
BPH therapy	114,592	114,468	0.1%	(138)	0.2%
Women’s health	177,247	159,367	11.2%	216	11.1%

Sub-total	538,077	508,429	5.8%	(138)	5.9%

Uterine health (b)	4,239	10,841	-60.9%	—	-60.9%

Total	$542,316	$519,270	4.4%	$(138)	4.5%

Geography
United States	$390,680	$363,057	7.6%	$—	7.6%
International	147,397	145,372	1.4%	(138)	1.5%

Sub-total	538,077	508,429	5.8%	(138)	5.9%

United States-Uterine health (b)	4,239	10,841	-60.9%	—	-60.9%

Total	$542,316	$519,270	4.4%	$(138)	4.5%

Percent of total sales
Men’s health	45%	45%
BPH therapy	21%	22%
Women’s health	33%	31%

Sub-total	99%	98%

Uterine health (b)	1%	2%

Total	100%	100%

Geography
United States	73%	72%
International	27%	28%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

(b)	The uterine health product line, Her Option® was sold in February, 2010. Revenues for 2010 consist of end-customer revenue earned prior to the date of sale, in addition to revenue earned as part of the product supply agreement, which was part of the divestiture agreement with CooperSurgical, Inc.

American Medical Systems
February 15, 2011

American Medical Systems Holdings, Inc.
Reconciliation of Reported Net Income to Non-GAAP Adjusted Net Income
(Adjustments are presented on a pre-tax basis)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Net income, as reported	$27,213	$22,272	$87,010	$84,838

Adjustments to net income:
Amortization of intangibles (a)	3,038	3,137	12,168	13,161
Amortization of financing costs (b)	3,535	3,440	14,077	15,790
Gain on extinguishment of debt (c)	—	—	—	(10,125)
Gain on sale of non-strategic assets (d)	—	—	(7,719)	(17,446)
Tax effect of adjustments to net income (e)	(2,478)	(2,479)	(4,821)	497

Non-GAAP adjusted net income	$31,308	$26,370	$100,715	$86,715

Net income per share, as reported
Basic	$0.36	$0.30	$1.15	$1.14
Diluted	$0.35	$0.30	$1.12	$1.14

Non-GAAP adjusted earnings per share
Basic	$0.41	$0.35	$1.33	$1.17
Diluted	$0.40	$0.35	$1.30	$1.16

Weighted average common shares used in calculation:
Basic	76,507	74,500	75,847	74,097
Diluted	77,522	75,412	77,632	74,675

(a)	Consists of amortization of intangible assets, primarily developed and core technology.

(b)	Consists of amortization of financing costs on our convertible senior subordinated notes and senior secured credit facility.

(c)	Relates to the $5.6 million gain in the third quarter 2009 on exchanging $250.0 million of 2036 convertible senior subordinated notes for a like amount of 2041 convertible senior subordinated notes and a $4.6 million gain in the first quarter of 2009 on retiring approximately $27.3 million of 2036 convertible senior subordinated notes.

(d)	Relates to the gain on the sale of our Her Option® Global Endometrial Ablation product line in the first quarter of 2010 and the gain on sale of our Ovion female sterilization and technology assets in the third quarter of 2009.

(e)	Includes the tax effect of each of the above items in each of the periods.